Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

847-530-0249

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES

SECOND QUARTER 2018 RESULTS

Record Performance Driven by Strength in Attachments Segment;

Narrows Full-Year Outlook

Second Quarter Highlights:

•                              Produced record quarterly Net sales of $163.4 million, a 17% increase over 2Q17

•                              Delivered record second quarter Net income of $21.2 million, or $0.91 per diluted share

•                              Paid $0.265 per share cash dividend

•                              Company narrows Full-Year 2018 outlook

•                              Record results driven by strong pre-season sales of commercial snow and ice control products and a return to average snow levels

•                              Chassis supply issues continue to impact sales of Municipal products

August 6, 2018 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the second quarter ended June 30, 2018.

James L. Janik, Chairman, President and Chief Executive Officer commented, “Our record results this quarter reflect a strong start to the pre-season for our commercial snow and ice control products, which met our internal expectations. We continue to manage through the industry wide chassis availability issues, which impacted sales of our municipal products. As we proceed into the second half of the year, we are pleased with the performance of the overall business but are aware that the chassis supply issues will continue to hinder our performance in the coming quarters. We are focused on optimizing the factors that are within our control and continuing to drive improvements across both segments through ongoing DDMS initiatives.”

Consolidated Second Quarter 2018 Results

Net sales were a quarterly-record $163.4 million, an increase of 17% when compared to second quarter 2017 net sales of $139.4 million. The increase is primarily attributable to the robust performance of the Work Truck Attachments segment during the quarter, combined with solid performance of the Work Truck Solutions segment.

Gross profit was a quarterly-record $55.8 million, or 34.2% of net sales, compared to $45.0 million, or 32.3% of net sales, in the second quarter of 2017. The increase is similarly attributable to the strong performance by the Work Truck Attachments segment during the quarter.  Additionally, gross profit as a percentage of sales increased for the second quarter of 2018 due to higher volumes at both Work Truck Attachments and Work Truck Solutions.

The Company’s effective tax rate was 24.6% and 34.0% for the three months ended June 30, 2018 and 2017, respectively. The effective tax rate for the three months ended June 30, 2018 was lower than the corresponding period in 2017 due to the lower corporate tax rate resulting from the Tax Cuts and Jobs Act that went into effect December 22, 2017.

Net income for the second quarter of 2018 was a second quarter-record $21.2 million, or $0.91 per diluted share, compared to net income of $14.8 million, or $0.64 per diluted share, in the second quarter of 2017.

Adjusted net income was a quarterly-record $23.5 million, or $1.02 per diluted share, compared with adjusted net income of $14.9 million, or $0.65 per diluted share, for the second quarter of 2017.

The Company reported quarterly-record Adjusted EBITDA of $40.1 million, a significant increase when compared to Adjusted EBITDA of $31.3 million in the second quarter of 2017.

Work Truck Attachments Second Quarter 2018 Results

Work Truck Attachments segment recorded revenue of $127.3 million, resulting in income from operations of $38.8 million, compared to $105.5 million in revenue and $27.1 million in income from operations in the second quarter of 2017. Both data points met initial internal expectations, given the snowfall for the period. Snowfall in the markets served by the Company during the snow season ended March 31, 2018 was near historical averages, while the snow season ending March 31, 2017 saw below average levels.

The Company’s commercial snow and ice management products include a pre-season ordering period that extends across the second and third quarters. For the past two years, pre-season sales were more heavily weighted towards the second quarter versus the third quarter in an approximate 55%-45% split, which is in line with historical trends and averages. However, for 2018, the Company anticipates an approximate 60%-40% split of preseason ordering between the second and third quarters.

Janik explained, “The pre-season performance for our commercial snow and ice management products has been right on schedule, benefitting from the average snowfall levels across the country this past winter, plus a positive response to the new products we launched earlier this year. External factors such as the economy and truck sales also continue to be in our favor and we anticipate a larger proportion of pre-season sales occurring in the second quarter rather than the third quarter this year. While we do expect chassis supply issues for our municipal products in the second half of the year, the good news is that demand and backlog for our municipal products and services has never been greater, and our teams are doing all they can to deliver for their customers.”

- MORE

Work Truck Solutions Second Quarter 2018 Results

Work Truck Solutions segment produced revenue of $37.1 million and $0.5 million in income from operations, compared to $34.9 million in revenue and $2.5 million in income from operations in the second quarter of 2017.  The increase in revenue relates primarily to generally improved demand dynamics compared to the same period last year, and the ongoing ramp up in additional facilities that opened in 2017. The profitability of the Work Truck Solutions segment was impacted by the continuing ramp of new facilities, higher variable compensation and benefit expense, and unusual legal expenses related to defending our intellectual property.

“We produced a solid quarter in Solutions and saw strong demand patterns as we continue to make the necessary investments in the business to produce sustainable long-term growth.” noted Janik.

Balance Sheet and Liquidity

During the first six months of 2018, the Company recorded net cash provided by operating activities of $11.0 million compared to net cash provided by operating activities of $13.3 million in the same period last year.

Inventory was $84.6 million compared to $85.9 million at the end of the second quarter of 2017. Accounts receivable were $95.0 million compared to $80.1 million at the end of the second quarter 2017. The decrease in inventory and increase in accounts receivable primarily resulted from the corresponding increase in sales.

Dividend

As previously reported, on June 7, 2018 the Company declared a quarterly cash dividend of $0.265 per share of the Company’s common stock. The dividend was paid on June 29, 2018 to stockholders of record as of the close of business on June 19, 2018.

Outlook

Based on recent results, the overall economic climate, dealer sentiment, and industry trends, the Company is narrowing its 2018 financial outlook as follows:

•                                 Net sales are now expected to be between $490 million and $535 million.

•                                 Adjusted EBITDA is now predicted to range from $90 million to $110 million.

•                                 Adjusted Earnings per share are now expected to be in the range of $1.75 per share to $2.05 per share.

It is important to note that the Company’s outlook assumes that the economy will remain stable and that the Company’s core markets will experience average snowfall levels in the fourth quarter.

Mr. Janik added, “As usual, we have narrowed our outlook ranges now that we have more visibility and are pleased with our projections for the year. The shift in the revenue range also reflects pricing changes we are implementing in light of impending inflation of components and raw materials. While we are certainly proud of the Company’s accomplishments this quarter, it is important to remember that we do expect the third quarter to be less robust by comparison, as some pre-season sales we would typically expect to occur in the third quarter were pulled ahead into the second quarter, plus the negative impact of the chassis supply issues impacting the industry. As we’ve regularly said, we will execute our strategy to continue to deliver shareholder value over the long-term.”

Webcast Information

The Company will host a conference call on Tuesday, August 7, 2018 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The conference call will be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of work truck attachments and equipment. For more than 65 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments:  First, the Work Truck Attachments segment, which includes manufactured snow and ice control attachments sold under the FISHER®, HENDERSON®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions for commercial work vehicles under the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measure used in this press release is Adjusted EBITDA.

These non-GAAP disclosures should not be construed as an alternative to the reported results determined in accordance with GAAP.

Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization, as further adjusted for stock-based compensation, litigation proceeds, non-cash purchase accounting adjustments and certain charges related to certain unrelated legal fees and consulting fees.  The Company uses, and believes its investors benefit from the presentation of, Adjusted EBITDA in evaluating the Company’s operating performance because Adjusted EBITDA provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. In addition, the Company believes that Adjusted EBITDA is useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measure in this press release has been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading “Net Income to Adjusted EBITDA Reconciliation” following the Consolidated Statements of Cash Flows included in this press release.

With respect to the Company’s 2018 guidance, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, a significant decline in economic conditions, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users or distributors, increases in the price of steel or other materials (including as a result of tariffs) necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the business of Henderson Enterprises Group, Inc., which we acquired in 2014, the assets of Dejana Truck & Utility Equipment Company, Inc., which we acquired in 2016, or the assets of Arrowhead Equipment, Inc., which we acquired in 2017, and unexpected costs or liabilities related to such acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2017. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2018	2017
	(unaudited)	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$—	$36,875
Accounts receivable, net	95,038	79,120
Inventories	84,633	71,524
Inventories - truck chassis floor plan	3,658	7,711
Refundable income taxes paid	—	—
Prepaid and other current assets	2,931	2,883
Total current assets	186,260	198,113

Property, plant, and equipment, net	54,126	53,962
Goodwill	241,006	241,006
Other intangible assets, net	180,413	186,150
Other long-term assets	6,882	5,945
Total assets	$668,687	$685,176

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$16,811	$16,323
Accrued expenses and other current liabilities	23,877	21,004
Floor plan obligations	3,658	7,711
Income taxes payable	2,354	2,996
Current portion of long-term debt	2,749	32,749
Total current liabilities	49,449	80,783

Retiree health benefit obligation	7,010	6,809
Pension obligation	9,884	9,761
Deferred income taxes	42,854	39,269
Long-term debt, less current portion	273,909	274,872
Other long-term liabilities	15,498	17,004

Total stockholders’ equity	270,083	256,678
Total liabilities and stockholders’ equity	$668,687	$685,176

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Month Period Ended		Six Month Period Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
	(unaudited)		(unaudited)

Net sales	$163,446	$139,371	$247,410	$211,619
Cost of sales	107,597	94,338	171,534	149,399
Gross profit	55,849	45,033	75,876	62,220

Selling, general, and administrative expense	20,543	16,746	36,689	31,623
Intangibles amortization	2,866	2,786	5,737	5,535

Income from operations	32,440	25,501	33,450	25,062

Interest expense, net	(4,096)	(4,192)	(8,041)	(9,488)
Litigation proceeds	—	1,275	—	1,275
Other expense, net	(264)	(230)	(467)	(466)
Income before taxes	28,080	22,354	24,942	16,383

Income tax expense	6,916	7,608	5,654	4,914

Net income	$21,164	$14,746	$19,288	$11,469

Weighted average number of common shares outstanding:
Basic	22,700,991	22,590,897	22,662,469	22,561,785
Diluted	22,717,592	22,605,208	22,676,641	22,571,352

Earnings per share:
Basic earnings per common share attributable to common shareholders	$0.92	$0.64	$0.84	$0.50
Earnings per common share assuming dilution attributable to common shareholders	$0.91	$0.64	$0.83	$0.50
Cash dividends declared and paid per share	$0.27	$0.24	$0.53	$0.48

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Six Month Period Ended
	June 30, 2018	June 30, 2017
	(unaudited)

Operating activities
Net income	$19,288	$11,469
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,431	9,012
Amortization of deferred financing costs and debt discount	607	607
Stock-based compensation	4,165	2,108
Provision for losses on accounts receivable	314	1,077
Deferred income taxes	3,585	3,046
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(13,847)	(1,190)
Inventories	(14,984)	(13,426)
Prepaid and other assets and refundable income taxes paid	(1,118)	(355)
Accounts payable	709	1,393
Accrued expenses and other current liabilities	2,231	2,351
Benefit obligations and other long-term liabilities	610	(2,755)
Net cash provided by operating activities	10,991	13,337

Investing activities
Capital expenditures	(4,079)	(3,146)
Acquisition of business	—	(7,600)
Net cash used in investing activities	(4,079)	(10,746)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	(23)	(923)
Payments of financing costs	—	(932)
Earnout payment	—	(5,487)
Dividends paid	(12,194)	(10,990)
Net revolver borrowings	—	3,000
Repayment of long-term debt	(31,570)	(1,578)
Net cash used in financing activities	(43,787)	(16,910)
Change in cash and cash equivalents	(36,875)	(14,319)
Cash and cash equivalents at beginning of period	36,875	18,609
Cash and cash equivalents at end of period	$—	$4,290

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$14,884	$26,661

Douglas Dynamics, Inc.

Segment Disclosures (unaudited)

(In thousands)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2018	2017	2018	2017
Net Sales
Work Truck Attachments	$127,294	$105,508	$174,753	$149,086
Work Truck Solutions	37,146	34,865	75,859	64,524
Corporate & Eliminations	(994)	(1,002)	(3,202)	(1,991)
	$163,446	$139,371	$247,410	$211,619
Selling, General & Administrative Expenses
Work Truck Attachments	$8,317	$8,453	$15,330	$15,402
Work Truck Solutions	5,756	4,540	10,814	8,312
Corporate & Eliminations	6,470	3,753	10,545	7,909
	$20,543	$16,746	$36,689	$31,623
Income (Loss) from Operations
Work Truck Attachments	$38,787	$27,089	$42,883	$29,081
Work Truck Solutions	500	2,541	1,853	3,359
Corporate & Eliminations	(6,847)	(4,129)	(11,286)	(7,378)
	$32,440	$25,501	$33,450	$25,062
Depreciation
Work Truck Attachments	$1,406	$1,342	$2,777	$2,719
Work Truck Solutions	439	363	867	678
Corporate & Eliminations	19	36	50	80
	$1,864	$1,741	$3,694	$3,477
Assets
Work Truck Attachments	$450,916	$446,670
Work Truck Solutions	210,536	215,602
Corporate & Eliminations	7,235	11,237
	$668,687	$673,509

Capital Expenditures
Work Truck Attachments	$2,523	$1,217	$2,883	$2,090
Work Truck Solutions	1,046	623	1,196	1,056
	$3,569	$1,840	$4,079	$3,146

Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(In thousands)

	Three month period ended June 30,		Six month period ended June 30,
	2018	2017	2018	2017

Net income	$21,164	$14,746	$19,288	$11,469

Interest expense - net	4,096	4,192	8,041	9,488
Income tax expense	6,916	7,608	5,654	4,914
Depreciation expense	1,864	1,741	3,694	3,477
Intangibles amortization	2,866	2,786	5,737	5,535
EBITDA	36,906	31,073	42,414	34,883

Stock-based compensation	2,745	758	4,165	2,108
Litigation proceeds	—	(1,275)	—	(1,275)
Other charges (1)	417	701	577	769
Adjusted EBITDA	$40,068	$31,257	$47,156	$36,485

(1) Reflects unrelated legal and consulting fees for the periods presented.

Douglas Dynamics, Inc.

Reconciliation of Net Income to Adjusted Net Income (unaudited)

(In thousands, except share and per share data)

	Three month period ended June 30,		Six month period ended June 30,
	2018	2017	2018	2017

Net income	$21,164	$14,746	$19,288	$11,469
Adjustments:
Stock-based compensation	2,745	758	4,165	2,108
Litigation proceeds	—	(1,275)	—	(1,275)
Other charges (1)	417	701	577	769
Tax effect on adjustments	(791)	(70)	(1,186)	(609)
Adjusted net income	$23,535	$14,860	$22,844	$12,462

Adjusted earnings per common share - dilutive	$1.02	$0.65	$0.99	$0.54

GAAP diluted earnings per share	$0.91	$0.64	$0.83	$0.50
Adjustments net of income taxes:

Stock-based compensation	0.09	0.03	0.14	0.06
Litigation proceeds	—	(0.04)	—	(0.04)
Other charges (1)	0.02	0.02	0.02	0.02

Adjusted diluted earnings per share	$1.02	$0.65	$0.99	$0.54

(1) Reflects unrelated legal and consulting fees for the periods presented.